Exhibit 10.12

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”) is made by and between California American Water Company (“CAW”) and the U.S. Department of Commerce, National Oceanic and Atmospheric Administration (“NOAA”). Throughout this Agreement, CAW and NOAA are collectively referred to as the “Parties.”

Recitals

A. CAW is the owner and operator of the public drinking water system for the Monterey Peninsula, which serves approximately 40,000 customers. CAW is regulated by the California Public Utilities Commission (“CPUC”) and is mandated by California law to serve potable water to its customers and to comply with federal and state safe drinking water laws and regulations, as well as the Federal Endangered Species Act. A major source of CAW’s water supply is diversions from the Carmel Valley Aquifer. CAW is currently working to develop an alternative long-term water supply to replace a significant portion of that water supply.

B. CAW’s operations on the Carmel River are regulated by a number of agencies pursuant to certain orders and agreements. State Water Resources Control Board Order 95-10 mandates that CAW find an alternative supply for 10,730 acre-feet (“AF”) of water and, pending the implementation of an alternative water supply, limit its diversions from the Carmel Valley to 11,284.8 AF. Order 95-10 was amended in 2002 to incorporate certain provisions of the Conservation Agreement (described below) relating to additional limitations on CAW’s diversions at San Clemente Dam and upstream wells during low flow periods. CAW’s operation of Los Padres and San Clemente Dams is controlled by an annual agreement among CAW, the Monterey Peninsula Water Management District and the California Department of Fish & Game. CAW’s operation of San Clemente Dam is further constrained by a mandate issued by the California Division of Safety of Dams (“DSOD”) to institute interim safety measures that include lowering the water levels in the reservoir behind San Clemente Dam during the dry season (approximately seven months each year).

C. On September 18, 2001, NOAA and CAW entered into a Conservation Agreement (“Conservation Agreement”), which required CAW to implement certain measures to reduce the impact of its operations in the Carmel River on steelhead and their habitat.

D. The goals and objectives of the Conservation Agreement were as follows:

1. NMFS’ goal and objective are to protect and conserve Steelhead in the Carmel River, including maximizing the Carmel River Basin’s substantial contribution toward recovering this [S]outh [C]entral California Coast Steelhead ESU [“SCCC steelhead”] and to enforce the ESA [Endangered Species Act].

2. Cal-Am’s [CAW’s] goal and objective are to supply water in accordance with its CPUC Certificate in a manner that complies with the Federal ESA and other regulatory obligations.

E. The Conservation Agreement contained three tiers of activities. Tier I included short- and mid-term actions designed to conserve steelhead in the Carmel River. Tier II described the process to be followed to address DSOD’s issues with San Clemente Dam and other mid-term measures designed to conserve steelhead in the Carmel River. Tier III described the process to be followed to address the long-term implementation of actions designed to meet the goals identified by the Parties in the Conservation Agreement.

F. Since September 2001, CAW has implemented all of the measures set forth in Phase I of Tier I of the Conservation Agreement. These measures include ceasing surface water diversions at San Clemente Dam during low flow periods, ceasing diversions from the Upper Carmel Valley Wells during low flow periods, and installing a booster station to move water from the lower Carmel Valley to the Upper Carmel Valley. In addition, as part of an overall effort to protect and enhance SCCC steelhead, CAW and its customers have paid for additional steelhead mitigation measures for many years. These measures, implemented by the Monterey Peninsula Water Management District, include annual fish rescues, the construction and operation of a rearing facility to hold rescued steelhead, monitoring of and improvements to the instream and riparian habitat, improvements to the Carmel River Lagoon, and monitoring fish numbers during migration, and have cost CAW’s ratepayers over $28M to date.

G. Phase II of Tier I of the Conservation Agreement required CAW to maintain a continuous surface flow in the Carmel River as far downstream as possible in AQ3 (a defined area of the Carmel Valley Aquifer) by offsetting CAW water diversions in upstream sections of AQ3 with expanded diversion capability in AQ4, in the lowermost reaches of AQ3, and the Seaside aquifer storage and recovery (“ASR”) expansion. Phase II required CAW to increase well capacity downstream of and including the San Carlos Well by 3.0 to 5.0 cfs. CAW retrofitted the Rancho Cañada Well and increased its capacity initially by 140%. The reconditioned well was put into service on March 31, 2003. At about the same time, the California Department of Health Services opined that extractions from the nearby San Carlos Well constitute groundwater under the influence of surface water. The San Carlos well was therefore taken out of service, as there is no means of providing surface water treatment at that location. This resulted in no net gain in pumping capacity in the lower aquifer.

H. The next step in Phase II of Tier I of the Conservation Agreement was to be the installation of a new well in the lower aquifer. Studies showed that any new well in the lower Carmel Valley would likely require surface water treatment and construction of a surface water treatment plant, which was estimated to cost approximately $5.5 million. In light of CAW’s need to focus its financial and personnel resources on a long-term water supply project, rather than those interim measures in the Carmel River, the Parties agree that proceeding with the measures set forth in Phase II of Tier I would not be financially prudent.

I. NOAA asserts that additional mid-term measures are required to further reduce the impact of CAW’s operations in the Carmel River on steelhead and their habitat pending CAW’s development of a long-term water supply. CAW agrees that there are further interim measures that will benefit the steelhead.

AGREEMENT:

I.	Continuation of Tier I Phase I Activities and Certain Tier I Phase II Activities:

Throughout the term of this Agreement, CAW shall continue to implement all of the measures described in Phase I of Tier I of the Conservation Agreement.

II.	New Tier I Phase II Activities:

A. CAW shall provide funding for projects to improve habitat conditions for, and production of, SCCC steelhead and/or otherwise aid in the recovery of SCCC steelhead in the Carmel River Watershed. CAW shall provide an initial lump sum payment of Three Million Five Hundred Thousand Dollars ($3,500,000.00) within 60 days of the execution of this Settlement Agreement (“Agreement”). CAW will further provide the sum of One Million One Hundred Thousand Dollars ($1,100,000.00) on the first anniversary of the Agreement and again on each subsequent anniversary of the Agreement until it expires.

B. NOAA shall, at its sole discretion, select and prioritize the projects to be funded with the money supplied by CAW pursuant to paragraph II. A. NOAA shall consult with CAW on all projects funded under this Agreement.

C. The Parties recognize that any activity on or near the Carmel River can have potentially adverse effects on CAW’s ability to serve potable water safe for public consumption. NOAA will not undertake any projects that will affect CAW’s mandate under California law to serve potable water to its customers and to comply with federal and state safe drinking water laws and regulations.

III.	Tier III Activities:

CAW has identified the CWP as its proposed project for a long-term water supply to replace 10,730 AF of water that CAW diverts from the Carmel Valley Aquifer, plus approximately 1,000 AF to protect against overdraft of the Seaside Basin. CAW will continue to diligently pursue the environmental review and required permits to design, build and operate the CWP. The current schedule contemplates having the CWP in operation by 2012 at the earliest. The parties recognize that the CWP will require extensive environmental review and permits from many federal, state and local agencies over which CAW has no control. CAW will keep NOAA informed of the CWP’s schedule, progress, potential delays and the reasons therefore.

IV.	NOAA’s Cooperation with CAW and Other Agencies

The parties recognize that the CPUC is CAW’s primary regulatory agency. CAW is obligated to serve its customers in a cost-effective manner. CAW must obtain CPUC permission to fund activities such as environmental mitigation, and the rates charged to CAW’s customers must be approved by the CPUC. NOAA acknowledges that in CAW’s role as a CPUC regulated water provider, that it has an obligation to serve its customers.

California American Water (CAW) is facing a plethora of permitting and regulatory issues related to CAW’s quest to implement a replacement long-term water supply, to comply with the ESA and regulatory requirements of other federal and state agencies.

Cooperation, as used herein, means providing comments on a project or course of action by writing letters, appearing at public meetings and hearings to speak or give testimony, and meeting with other government agencies, consistent with NOAA’s mission, policies, and its ESA responsibilities, and taking into account the limitations imposed by staff time and resources.

A.	California Public Utilities Commission (CPUC)

1. NOAA will cooperate in CPUC proceedings related to approval of the Certificate of Public Convenience and Necessity for a replacement long-term water supply project by explaining the importance of the recovery of the SCCC steelhead and the habitat of the Carmel River, and the environmental benefits of a replacement long-term water supply compared to the environmental detriment of continuing the current water supply for the Monterey Peninsula.

2. NOAA will cooperate in any CPUC general rate proceedings concerning the recovery in rates of costs of a replacement long-term water supply project and funds paid for mitigation by explaining to the CPUC: (1) the benefits to steelhead of any mitigation funds paid pursuant to any agreement with NOAA; (2) the penalties applicable to violations of the ESA; and (3) compliance with the ESA is mandatory.

B.	Other Agencies with Permitting/Regulatory Authority over the Coastal Water Project.

1. Monterey Bay National Marine Sanctuary (MBNMS)

NOAA will cooperate with CAW by meeting with NOAA personnel who manage MBNMS to educate them about how a replacement long-term water supply project will benefit listed species in the Carmel River and its habitat; discuss with CAW and MBNMS any concerns of MBNMS regarding a replacement long-term water supply project’s potential effects on MBNMS.

2. California Coastal Commission (CCC)

A Coastal Development Permit from CCC is required. NOAA will cooperate with CAW by (1) explaining the critical need for the replacement of a long-term water supply for Carmel River to CCC and that the means of providing such a replacement water supply are extremely limited and (2) that CCC should consider the overall environmental picture for Monterey Peninsula, including the benefit to listed species in and along the Carmel River, and not just the marine species in MBNMS.

3. State Water Resources Control Board (SWRCB)

The second component of the CWP is aquifer storage and recovery (ASR), which will require water rights permits from SWRCB. NOAA has supported the concept of ASR for years. NOAA will cooperate with CAW regarding the benefits of diversions to ASR during times of excess flow on the Carmel River. NOAA will meet and confer with CAW to discuss any of its concerns with CAW’S ASR permit applications before commenting publicly.

4. U.S. Fish and Wildlife Service (USFWS)

NOAA will cooperate with CAW regarding USFWS issues related to permits for a replacement long-term water supply project.

5. California Department of Fish & Game (CDF&G)

NOAA will cooperate with CAW regarding CDF&G issues related to permits for a replacement long-term water supply project.

V.	Prosecutorial Discretion:

It is the responsibility of NOAA to investigate and take appropriate enforcement action with respect to violations of the ESA involving species under its jurisdiction. In light of the substantial amounts of time and money that have been, and will continue to be, expended by CAW on steelhead conservation measures, NOAA agrees that prosecution of CAW for ESA violations relating to its pumping operations and water withdrawals from the Carmel River is not the preferred course of action.

Accordingly, so long as CAW complies with the terms and conditions of this Agreement, NOAA will exercise enforcement discretion relative to any potential violation of the ESA committed by CAW involving its pumping operations or water withdrawals from the Carmel River in the following manner:

A. NOAA may investigate and document each apparent ESA violation.

B. NOAA will exercise enforcement discretion in prosecuting such ESA violations, if in the sole view of NOAA, CAW has fully complied with the terms and conditions of this Agreement.

C. If NOAA believes CAW has not complied with any term or condition of this Agreement, NOAA shall notify CAW of said belief within five (5) business days after making this determination.

VI.	Term of Agreement:

A. This Agreement shall commence on the date of signature by the last Party executing this Agreement, and shall expire (i) on the calendar day immediately preceding the expire on the seventh (7th) anniversary of this Agreement or (ii) upon CAW’s compliance with Ordering Paragraph 2 of the State Water Resources Control Board Order 95-10, whichever occurs first.

B. The term of this Agreement may be extended by mutual consent of the Parties.

VII.	Miscellaneous Provisions:

A. Although this Agreement does not address NOAA’s ESA concerns with respect to any of CAW’s operations other than well pumping and water withdrawals, the Parties agree that they will negotiate in good faith using their best efforts to reach an agreement by August 31, 2006, to address NOAA’s ESA concerns regarding CAW’s remaining operations. Any subsequent agreement may include an extension of the term of this Agreement.

B. Either of the Parties may issue a press release regarding the contents of this Agreement after the other Party has been given adequate opportunity to review and comment on the draft press release.

C. The provisions of this Agreement shall apply to and be binding upon the Parties and their respective successors and assigns.

D. This written Agreement and the Conservation Agreement signed by the Parties on September 18, 2001, shall constitute the sole and entire agreement between the Parties and supersede any prior agreements and understandings whether oral or otherwise. The terms and conditions of the Conservation Agreement, except any obligations to increase well capacity in the lower Carmel Valley as previously required by Phase II Tier I, are expressly incorporated herein by reference. Any modification of this Agreement shall be in writing and signed by the Parties.

E. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and such counterparts shall constitute one and the same agreement.

F. Each undersigned representative of a party to this Agreement certifies that he or she is fully authorized by that party to enter into and execute the terms of this Agreement and legally bind such party to this Agreement.

G. If CAW breaches section II.A of this Agreement by failing to provide any funding required under II A. within the time period set forth in this paragraph, NOAA shall give CAW written notice of such breach and demand that the funding be provided within ten (10) business days of receipt of such notice by CAW.

ACCEPTED ON BEHALF OF CALIFORNIA-AMERICAN WATER COMPANY BY:

Paul Townsley
California-American Water Company

DATED: June 29, 2006

ACCEPTED ON BEHALF OF THE DEPARTMENT OF COMMERCE BY:

Michele Kuruc
Office of General Counsel for Enforcement & Litigation, NOAA

DATED: June 29, 2006

Rodney McInnis
Regional Administrator Southwest Region
National Marine Fisheries Service, NOAA

DATED: June 29, 2006